UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 13, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Wednesday, January 25, 2012. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing companies to furnish proxy material to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy material and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a printed copy of the proxy statement and our Annual Report on Form 10-K by mail as in previous years.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

Wayne M. Fortun Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 24, 2012.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 24, 2012.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 25, 2012

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Wednesday, January 25, 2012, for the following purposes:

1.	To elect a board of nine directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To hold a non-binding, advisory vote regarding the compensation of our named executive officers.

3.	To hold a non-binding, advisory vote regarding the frequency of the voting on the compensation of our named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

5.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 6, 2011 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also mark, sign and date the paper proxy card you received to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram Secretary

Hutchinson, Minnesota

December 13, 2011

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Wednesday, January 25, 2012 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy material and vote their shares over the Internet. These shareholders will not receive proxy material by mail unless they specifically request that printed copies of the proxy material be sent to them. The Notice tells these shareholders how to request printed or e-mail copies of our proxy material.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will receive a printed copy of our proxy material by mail.

On or about December 13, 2011, we will begin mailing to the registered holders of our common stock at the close of business on December 6, 2011 our proxy material, including the form of proxy solicited by our board of directors. On or about the same date, the Notice Regarding the Availability of Proxy Material will be mailed to each shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization.

Record Date and Quorum

Only shareholders of record at the close of business on December 6, 2011 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 23,398,624 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the nine director nominees, FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012, FOR the approval of the non-binding, advisory vote regarding the compensation of our named executive officers and FOR the approval of the non-binding, advisory vote on an ANNUAL frequency of voting on the compensation of our named executive officers. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors, approval of the compensation of our named executive officers and approval of the frequency of voting on the compensation of our named executive officers. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012 and the non-binding, advisory vote regarding the compensation of our named executive officers. For the non-binding, advisory vote regarding the frequency of voting on the compensation of our named executive officers, the frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the shareholders.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our annual meeting of shareholders to be held in January 2013, the proposal must be received by us at our principal executive offices no later than August 15, 2012. The proposal must include proof of ownership of our stock and satisfy the other requirements of SEC Rule 14a-8.

Our restated bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders other than for inclusion in our proxy statement in compliance with SEC Rule 14a-8. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing on a timely basis, together with certain specified information relating to such shareholder’s identity, stock and derivative ownership, the identity and background of the director nominees and other matters. We must receive the notice of a shareholder’s intention to introduce a nomination or to propose an item of business at our annual meeting of shareholders to be held in January 2013 at our principal executive offices no later than October 27, 2012.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our restated bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor has been elected and qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at nine and has nominated the nine persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Frank P. Russomanno and Philip E. Soran were both appointed by the board of directors on October 7, 2011, and they are standing for election by our shareholders for the first time. One of the new appointments filled the vacancy created by the resignation of Gary D. Henley from our board of directors on May 6, 2011, and the other appointment filled a newly created seat. Mr. Russomanno and Mr. Soran were each recommended to our governance and nominating committee for consideration by a non-employee director. The governance and nominating committee subsequently recommended the appointment of both candidates to our board of directors.

Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion. The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Jeffrey W. Green	71	Chairman of the Board of Directors and Director	1965
Wayne M. Fortun	62	President, Chief Executive Officer and Director	1983
Mark A. Augusti	46	Director	2010
Martha Goldberg Aronson	44	Director	2010
Russell Huffer	62	Lead Director	1999
William T. Monahan	64	Director	2000
Frank P. Russomanno	64	Director	2011
Philip E. Soran	55	Director	2011
Thomas R. VerHage	58	Director	2006

Jeffrey W. Green co-founded our company. He has been Chairman of our board of directors since January 1983, and served as our Chief Executive Officer from January 1983 to May 1996.

As a founder of our company, Mr. Green possesses intimate familiarity with the history and growth of our company. He has deep knowledge of its complex operations and the technologies associated with our production processes and products. This background and his ongoing participation in business efforts and strategy development uniquely position him as a valuable contributor to our board of directors.

Wayne M. Fortun has been with our company since 1975, was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

During Mr. Fortun’s 35 years with our company, he has developed extensive experience and critical knowledge of our company and the disk drive and medical device industries in which we operate. As our Chief Executive Officer, he is responsible for developing and implementing our strategy as well as communicating that strategy and motivating our workforce to achieve our goals. His service on the boards of two other public companies provides him with additional valuable operational and managerial perspectives. These competencies, in addition to Mr. Fortun’s intense familiarity with our company, make him uniquely qualified to serve on our board of directors.

Mark A. Augusti has been an executive with Smith & Nephew, a global health-care company focused on orthopaedic products and services, since April 2003. He has served as President of the Biologics and Spine business unit since January 2008, was President of the Orthopaedic Trauma and Clinical Therapies business unit from

February 2006 to January 2008 and was Senior Vice President and General Manager of the Trauma Division from April 2005 to February 2006. Before joining Smith & Nephew, Mr. Augusti served as Vice President at JPMorgan Chase & Co. from 2000 to 2002 and held various positions with GE Medical Systems from 1987 to 2000.

Mr. Augusti’s substantial experience in the medical device and health-care industry gives our board of directors important business management, regulatory and marketing insights, in particular in connection with these industries. His international operations experience is particularly helpful in connection with our company’s assembly operations in Thailand and in expanding sales of our BioMeasurement products. In addition, Mr. Augusti’s financial experience provides an additional valuable perspective in the development of our company’s strategy.

Martha Goldberg Aronson has been Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, from March 2008 to November 2009 she served as Senior Vice President at Medtronic, Inc., a leading manufacturer of medical devices. From May 2006 to March 2008 she served as Medtronic’s Vice President – Investor Relations and from 2003 to 2006 she served as its Vice President, Neurological and Diabetes for Western Europe. Prior to joining Medtronic in 1991, Ms. Goldberg Aronson was an associate consultant at Bain & Company, a global management consulting firm.

Ms. Goldberg Aronson’s years of experience in management and consulting and the medical technology and health-care industry provide her with knowledge and expertise in the development of effective business strategies and the pursuit of technological innovation. She provides useful perspective on international business matters, drawing upon her tenure in an international executive position, and insight in communicating with our company’s investors, due to her prior investor relations role at Medtronic.

Russell Huffer retired from his positions with Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, in August 2011. From 1999 until January 2011, Mr. Huffer served as Chairman of Apogee’s board of directors. He also served as President, Chief Executive Officer and a director of Apogee from 1998 until his retirement, and had served in various senior management positions with Apogee and its subsidiaries since 1986. In October 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

Mr. Huffer’s experience as the chief executive officer and in other senior management positions at Apogee provides extensive operational and management insight to our company. His many years at Apogee provide a deep familiarity with the issues associated with technology excellence and operations in a manufacturing company. As a recently retired chief executive officer of a public company, he also has a keen understanding of the management and operational requirements of a publicly traded company.

William T. Monahan spent 24 years at 3M Company leading numerous business and international operations. He was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He is also a director of Pentair, Inc., The Mosaic Company and Solutia Inc.

Mr. Monahan has extensive experience in the data storage industry with specific experience in cost structure, marketing and pricing strategy, operations excellence and investor relations. He has led large manufacturing businesses and companies, and serves on boards of other industrial manufacturing companies. His broad experience in managing and overseeing global operations provides valuable expertise to our board of directors.

Frank P. Russomanno retired from his positions with Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, in May 2010. He served as Chief Executive Officer of Imation from April 2007 until his retirement and as Vice Chairman from March 2009 until his retirement. He had also served as Imation’s President from April 2007 to March 2009 and served as a director of Imation from April 2007 until he retired. Mr. Russomanno previously served as Chief Operating Officer of Imation from November 2003 to April 2007, and he was also acting Chief Executive Officer and President from November 2006 to April 2007. Prior roles with Imation include President of Data Storage and Information Management and Director of Corporate Sales and Marketing. Mr. Russomanno began his career with 3M Company in 1973 and served in various roles there, including European Business Unit Director, until 3M spun off Imation in 1996. Mr. Russomanno is also a director of Emrise Corporation.

Mr. Russomanno has extensive executive experience leading a global technology company, with specific expertise in the challenges and opportunities facing the data storage industry. His leadership role within a publicly traded company has provided him an understanding of corporate governance and investor relations issues. Mr. Russomanno also provides our board of directors with valuable insights on marketing technology products nationally and internationally.

Philip E. Soran co-founded Compellent Technologies, Inc., a publicly traded company that provided highly virtualized storage solutions with automated data management features for enterprise and cloud-computing environments, in 2002. He served as its President and Chief Executive Officer until February 2011, when it was acquired by Dell Inc. Mr. Soran currently serves as the President of Dell Compellent. Prior to co-founding Compellent Technologies, Mr. Soran served as Chief Executive Officer and President of XIOtech Corp., a network storage vendor that he co-founded in 1995. He has also served as an Executive Vice President at Prodea Software and has held various management, sales, marketing and technical positions at IBM. Mr. Soran is also a director of SPS Commerce, Inc. Mr. Soran was also a director of Stellent from 2003 to 2006 until the company was acquired by Oracle.

Mr. Soran’s experience in founding and building data management companies provides strategic and operational insight to our board of directors, particularly with respect to emerging technology business opportunities. Our board also benefits from the management and leadership experience he gained as the chief executive officer of a publicly traded company.

Thomas R. VerHage retired from his positions with Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, in October 2011. From 2004 until his retirement, Mr. VerHage served as Vice President and Chief Financial Officer of Donaldson. Prior to joining Donaldson Company, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He is also a director of Franklin Electric Co., Inc.

Mr. VerHage has extensive public company finance, accounting and audit experience from his recent experience as chief financial officer of a global manufacturing company and his past positions in the public accounting industry. Mr. VerHage’s financial and public accounting experience provides him with broad knowledge related to financial oversight and management of financial resources. As the recently retired chief financial officer of a public company, he also has relevant and valuable expertise in providing guidance on financial and risk management processes and in communicating with investors. In addition, Mr. VerHage has valuable insights into our Disk Drive Components Division’s end markets and customers through his work with Donaldson Company’s disk drive filter business.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held nine meetings during our fiscal year that ended September 25, 2011. Each director attended at least 94% of the meetings of our board of directors and committees on which he or she served during fiscal 2011.

Committees of Our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
Mark A. Augusti	Member	—	Member	—
Martha Goldberg Aronson	—	Member	Member	—
Russell Huffer	—	Member	Chair	—
William T. Monahan	—	Chair	—	Member
Frank P. Russomanno	Member	—	—	—
Philip E. Soran	—	—	—	Member
Thomas R. VerHage	Chair	—	—	Member
Inside Directors:
Jeffrey W. Green, Chairman	—	—	—	Chair
Wayne M. Fortun, President and CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2011. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. VerHage is our “audit committee financial expert” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee held four meetings in fiscal 2011. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii) approving the grant of equity-based incentive awards to each of our executive officers and non-employee directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for the prior fiscal year’s performance and performance targets for the annual incentive plan for the current fiscal year, and approves the grant of equity awards to all of our executive officers. The compensation committee bases these determinations on its review of competitive market data from nationally recognized compensation surveys, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Determinations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without the chief executive officer present and are based on the committee’s evaluation of the chief executive officer’s performance for the prior fiscal year, considering feedback from each of the chief executive officer’s direct reports and all members of the board of directors. The compensation committee’s recommendations on base salary, annual cash incentive payout for the prior fiscal year’s performance and performance targets for the current fiscal year’s annual cash incentive plan for the chief executive officer and the chairman of the board are presented to the independent directors for approval, and the compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval. Our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and market information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these determinations primarily on its review of competitive market data from nationally recognized compensation surveys.

Our compensation committee is authorized to retain outside compensation consultants at such times and for such purposes as the committee deems appropriate. During fiscal 2010, the compensation committee engaged Towers Watson to assist in the preparation of the 2011 Equity Incentive Plan that was approved by shareholders at the January 2011 annual meeting, and such work continued into early fiscal 2011.

The compensation committee delegates to the chief executive officer authority to approve equity awards involving a limited number of shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our governance and nominating committee held three meetings in fiscal 2011. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee assesses the value to our customers of our products and services in each of our target markets. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving such increases, and management’s effectiveness in increasing the value proposition of our products and services in our markets. Our competitive excellence committee held three meetings in fiscal 2011. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Ms. Goldberg Aronson and Messrs. Augusti, Huffer, Monahan, Russomanno, Soran and VerHage are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. In making this determination with respect to Mr. Soran, the board of directors considered our company’s leasing transactions and purchases of Dell computers and other Dell products in prior years. The board concluded that the dollar amounts involved were below the threshold specified in the NASDAQ Stock Market Rules for independence determinations and further noted that the transactions and purchases were conducted through a third-party distributor and thus did not directly involve Dell.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year period between our annual shareholder meetings in 2011 and 2012.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$31,630
• Audit committee chair	$15,000
• Compensation committee and governance and nominating committee chairs	$5,000
• Audit committee member (excluding the chair)	$5,000
Meeting fee (1)	$1,250
Stock option award (2)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)	We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.

(2)	We provide a stock option award of 5,000 shares to each non-employee director on the date he or she is first elected or appointed to the board and provide a stock option award of 5,000 shares to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Mark A. Augusti	59,130	13,458	72,588
Martha Goldberg Aronson	52,880	13,458	66,338
Gary D. Henley	37,065	13,458	50,523
Russell Huffer	62,873	13,458	76,331
William T. Monahan	55,380	13,458	67,588
Thomas R. VerHage	71,630	13,458	83,838

(1)	For fiscal 2011, each non-employee director could elect to receive some or all of the retainer payments to which he or she was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made, rounded down to the nearest whole share. The following directors made such elections and received the number of shares indicated during fiscal 2011:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Mark A. Augusti	5,558	15,815
Gary D. Henley	2,433	7,908
Russell Huffer	7,176	20,187

(2)	Each director who was a member of our board on January 20, 2011, the date of our 2011 Annual Meeting of Shareholders, received a non-statutory stock option award of 5,000 shares with an exercise price of $3.34 per share on that date. The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2011, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2011. Mr. Henley’s stock option grant was forfeited upon his resignation from the board of directors on May 6, 2011.

The aggregate number of shares subject to exercisable and non-exercisable options held by each non-employee director as of September 25, 2011 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/25/11	Number of Shares Underlying Unexercisable Options at 9/25/11
Mark A. Augusti	0	15,000
Martha Goldberg Aronson	0	10,000
Russell Huffer	21,500	12,500
William T. Monahan	27,500	12,500
Thomas R. VerHage	15,500	12,500

In addition, the aggregate number of shares of restricted stock held by each non-employee director as of September 25, 2011 was as follows:

Name	Number of Shares of Restricted Stock at 9/25/11
Mark A. Augusti	0
Martha Goldberg Aronson	0
Russell Huffer	7,636
William T. Monahan	6,977
Thomas R. VerHage	870

Stock Option Grants

We grant each non-employee director a non-statutory stock option award on the date he or she is first elected or appointed to the board and grant an award to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting. Until the 2011 Annual Meeting of Shareholders, these grants were made under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “1996 Incentive Plan”). Starting with the 2011 Annual Meeting of Shareholders, these grants are made under our 2011 Equity Incentive Plan (the “2011 Incentive Plan”), which was approved by our shareholders at that meeting. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, each option will remain exercisable until the end of its originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company (see “Potential Payments Upon Termination or Change in Control” on page 31 of this proxy statement for more information).

Required Vote

Election to our board of directors of each of the nine nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that our shareholders vote FOR the election of each of the nine nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual meeting of shareholders.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will include executive sessions of the independent directors without management present.

•

Lead Director. If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value is at least five times the amount of the annual board retainer.

•

Limitations on Other Board Memberships. None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the board of more than two other public companies, and no member of our audit committee should serve on the audit committee of more than two other public companies.

•

Change in Status. Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

•

Director Orientation and Continuing Education. Each new director will participate in an orientation program, which will include briefings by senior management on the company’s strategic plans, structure, significant operations, and accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

•

Code of Ethics and Conduct. Our board of directors has adopted a Code of Ethics and Conduct applicable to all of our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Board’s Leadership Structure

Our company does not have a written policy with respect to separation of the roles of chief executive officer and chairman of the board of directors, because our board of directors believes it is in the best interests of our company to make that determination based on the circumstances. Our chief executive officer does not currently serve as chairman of the board of directors. In addition to other customary duties as chairman of the board of directors, Mr. Green consults regularly with our chief executive officer regarding the strategic direction of the company and provides input on the schedules and agendas for meetings of our board of directors. Because Mr. Green is an inside director, our independent directors have selected Mr. Huffer from among themselves to serve as lead director.

As lead director, Mr. Huffer (i) presides as chair of meetings of our board of directors when the chairman of the board of directors is absent, (ii) organizes, convenes and presides over executive sessions of the independent directors, (iii) serves as the principal liaison between the independent directors and the chairman of the board of directors and chief executive officer, (iv) consults with the chairman of the board of directors in establishing schedules and agendas for meetings of our board of directors, and (v) serves in such other capacities with such other duties as the independent directors may determine from time to time.

Our company’s current leadership structure recognizes the day-to-day management role of the chief executive officer, the depth of company and industry experience of our current chairman of the board of directors, and the benefits of having a leader among independent directors to facilitate communication among our independent directors and the chairman of the board of directors and chief executive officer. Our board of directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of our company because it strengthens the board of directors’ role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our company’s shareholders.

Board’s Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our board of directors is responsible for risk oversight. The board of directors has delegated to the audit committee primary responsibility for reviewing and discussing with management our company’s policies and procedures with respect to risk assessment and management. Management has established a Risk Management Team, which consists of company personnel representing multiple functional areas and is led by the company’s internal audit director, to actively assess the company’s risks and to create and implement strategies to mitigate those risks. The Risk Management Team reports its activities and current assessments at every audit committee meeting. The audit committee periodically reports to the board of directors on risk oversight issues and concerns.

The board of directors may delegate specific areas of risk oversight to other committees as well. The compensation committee currently is responsible for reviewing management’s assessment of the relationship of the company’s compensation policies and practices to risk.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy-setting level, sufficient time to devote to our affairs and high-level managerial experience;

•

whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•

whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to ours.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion in the slate of directors for election at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy or a newly created board position during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company’s common stock held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our restated bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the members of our board of directors who were serving on the board at the time attended the 2011 Annual Meeting of Shareholders except for Mr. Augusti.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with Our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee must approve any related person transaction in which our company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

No related person transactions were approved or identified in fiscal 2011.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), our shareholders are entitled to cast an advisory vote to approve the compensation of our named executive officers. While this vote is not binding on the company, our board of directors will consider the outcome of the vote when making future compensation decisions for our executive officers.

We believe that our compensation program is strongly aligned with the long-term interests of our shareholders and that there should be a strong relationship between pay actually received and corporate performance. Our named executive officers are compensated in a manner consistent with the company’s strategy, competitive practice, sound corporate governance principles and shareholders’ interests and concerns. We urge you to read the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion included in this proxy statement for additional details on our company’s compensation program.

We are asking that our shareholders vote on the following resolution:

RESOLVED, that the shareholders approve on an advisory basis the compensation of Hutchinson Technology Incorporated’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Our board of directors recommends that our shareholders vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3 – ADVISORY VOTE RECOMMENDING THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our shareholders are also entitled to cast an advisory vote to indicate their preference as to whether future advisory votes on executive compensation should occur every one year, two years, or three years. While this vote is not binding on the company, our board of directors will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our board of directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide the company with direct and immediate feedback on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The company recognizes that the shareholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

The proxy card allows you the opportunity to choose whether the future advisory votes on executive compensation should be conducted every “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by shareholders on this matter at the annual meeting will be considered the advisory vote of our shareholders.

Our board of directors recommends that our shareholders vote for the option of every ONE YEAR as the preferred frequency for future advisory votes on executive compensation.

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd. and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2012, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees paid or accrued by us for professional services provided by Deloitte & Touche for fiscal 2011 and 2010.

Description of Fees	Fiscal 2011 Amount	Fiscal 2010 Amount
Audit Fees	$498,000	$536,000
Audit-Related Fees	215,000	46,000

Total Audit and Audit-Related Fees	713,000	582,000
Tax Fees:
Tax Compliance Fees	278,000	144,000
Tax Consultation and Advice Fees	25,000	29,000

Total Tax Fees	303,000	173,000
All Other Fees	2,000	20,000

Total	$1,018,000	$775,000

Audit Fees

The audit fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche related to registration statements, other SEC required correspondence and filings, and consultation on financial accounting standards. The increase in fees for fiscal 2011 over fiscal 2010 is attributable to work associated with two registration statements filed with the SEC during the fiscal year and related amendments.

Tax Fees

The tax fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for tax compliance, consisting of preparation of tax returns and completion of a research and development tax credit study, and tax consultation and tax advice, consisting primarily of international tax planning. In fiscal 2011 we also incurred costs related to a transfer pricing study and the shutdown of our BioMeasurement Division’s European offices, as well as increased compliance costs related to our expatriate employees.

All Other Fees

The amounts shown for fiscal 2011 consist of fees for research services, and the amounts shown for fiscal 2010 reflect certain allowable consulting services.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2011 and 2010, all of the services listed under the headings Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by our audit committee.

Our board of directors recommends that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 6, 2011, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and director nominee, each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At December 6, 2011, there were 23,398,624 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares (2)
Directors, director nominees and executive officers:
Jeffrey W. Green	157,281	(3)	*
Wayne M. Fortun	782,219	(4)	3.3%
Mark A. Augusti	15,515	(5)	*
Martha Goldberg Aronson	5,000	(6)	*
Russell Huffer	62,193	(7)	*
William T. Monahan	67,724	(8)	*
Frank P. Russomanno	7,306		*
Philip E. Soran	6,546		*
Thomas R. VerHage	92,824	(9)	*
David P. Radloff	69,258	(10)	*
Richard J. Penn	241,008	(11)	*
R. Scott Schaefer	169,050	(12)	*
Connie L. Pautz	36,275	(13)	*
Kathleen S. Skarvan	6,026		*
Executive officers and directors as a group (13 persons)	1,712,199	(14)	7.0%

Other beneficial owners:
Van Den Berg Management Inc. 805 Las Cimas Parkway, Suite 430 Austin, Texas 78746	2,033,217	(15)	8.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,800,177	(16)	7.7%

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of December 6, 2011. Excludes fractional shares held by any listed beneficial owner.

(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options held by that person or members of the group that are currently exercisable or exercisable within 60 days of December 6, 2011 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife, and 183 shares are held by a limited partnership of which Mr. Green is a limited partner.

(4)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 460,000 shares covered by options granted to Mr. Fortun.

(5)	Includes 5,000 shares covered by options granted to Mr. Augusti.

(6)	These shares are held in a trust of which Ms. Goldberg Aronson is the trustee.

(7)	Includes 26,500 shares covered by options granted to Mr. Huffer.

(8)	Includes 32,500 shares covered by options granted to Mr. Monahan.

(9)	Of these shares, Mr. VerHage holds 62,900 in joint tenancy with his wife. Includes 20,500 shares covered by options granted to Mr. VerHage.

(10)	Includes 59,250 shares covered by options granted to Mr. Radloff.

(11)	Includes 183,550 shares covered by options granted to Mr. Penn.

(12)	Includes 122,550 shares covered by options granted to Mr. Schaefer.

(13)	Includes 36,275 shares covered by options granted to Ms. Pautz.

(14)	Group consists of all directors and executive officers as of December 6, 2011. Includes 946,125 shares covered by options granted to our executive officers and directors.

(15)	The number of shares indicated and the percentage of outstanding shares are based on information reported to the SEC in a Schedule 13G/A filed by Van Den Berg Management Inc. on January 14, 2011 and reflects beneficial ownership as of December 31, 2010.

(16)	The number of shares indicated and the percentage of outstanding shares are based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2011 and reflects beneficial ownership as of December 31, 2010. Dimensional Fund Advisors LP has sole voting power with respect to 1,753,164 shares and disclaims beneficial ownership of all reported shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2011 compensation program for our named executive officers, who are:

•	Wayne M. Fortun, President and Chief Executive Officer,

•	David P. Radloff, Vice President and Chief Financial Officer,

•	Richard J. Penn, Senior Vice President and President of the Disk Drive Components Division,

•	R. Scott Schaefer, Vice President and Chief Technology Officer,

•	Connie L. Pautz, Vice President of Human Resources, and

•	Kathleen S. Skarvan, former Senior Vice President.

The first five individuals named above are referred to as our “continuing named executive officers.”

Compensation Philosophy

The key principle we follow in evaluating our overall executive compensation program is that the total compensation an executive receives must be aligned with the value created for our shareholders. Our program is intended to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success.

Our executive compensation program is designed to:

•	align the financial interests of our executives with those of our shareholders by delivering a significant portion of their compensation in the form of a long-term equity-based incentive;

•

make a significant portion of an executive’s total compensation variable and performance-based, and place greater emphasis on the variable and performance-based elements as the responsibilities of a position increase;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	make our total compensation program competitive with the compensation practices of comparable companies in the technology industry; and

•	avoid encouraging unnecessary or excessive risk taking.

Overview

Our financial performance in recent years has suffered from market share losses, fluctuations in demand and pricing pressures affecting our Disk Drive Components Division and from lower than expected sales growth in our BioMeasurement Division. Consistent with our pay for performance principles, these developments have had a significant effect on the compensation of our executive officers during recent years:

•

The base salaries of all executive officers were reduced by 5% during fiscal 2008 and by another 5% in fiscal 2009, with an increase in base salaries in the first quarter of fiscal 2010 sufficient to reverse only one-half of the previous salary reductions. As a result, the base salary in fiscal 2011 for each named executive officer who has been an executive officer since fiscal 2007 was lower than it was in fiscal 2007.

•	The modest payouts to executive officers under our annual cash incentive plan for fiscal 2011 were the first such payouts since fiscal 2007.

•

The grant date fair value of equity awards (stock options) made to our named executive officers during each of the fiscal years 2009–2011 has been substantially less than that of the awards made during fiscal 2007 or 2008.

•

All stock options held by our named executive officers have an exercise price that is greater than our 2011 fiscal year-end share price of $2.00. No named executive officer has exercised any option during the past three years.

Our compensation committee took the following actions affecting the compensation of our continuing named executive officers for fiscal 2011:

•

The base salary for Mr. Fortun was reduced 5%, the base salaries for Messrs. Penn and Schaefer were unchanged, and the base salaries for Mr. Radloff and Ms. Pautz were increased 6.4% and 13.3%, respectively, to reflect recent promotions.

•

Aggregate annual cash incentive payouts for fiscal 2011 for our continuing named executive officers were 19.2% of the aggregate target payout amount, reflecting the achievement of a milestone related to the startup of our Thailand manufacturing facility.

•

The number of shares subject to annual option awards in fiscal 2011 was unchanged from the previous year for Messrs. Fortun, Penn and Schaefer and for Ms. Pautz, and was increased for Mr. Radloff in recognition of his increased responsibilities.

Compensation Elements

Total direct compensation (“TDC”) for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

•

Base Salary – Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce and control costs in response to challenging business conditions.

•

Annual Cash Incentive – Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

•

Long-Term Equity Incentive – Our long-term incentive program has historically used stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. As discussed below, we are adding time-based restricted stock units to the long-term equity incentive component for fiscal 2012.

In addition to these elements of TDC, our executive compensation program includes severance arrangements for senior executives as discussed on page 24, a limited number of perquisites, and participation in the same programs involving health and welfare benefits, 401(k) retirement benefits, length of service awards and overseas business travel expense reimbursements as are made available to our employees generally. For fiscal 2012, the monthly car allowance perquisite is being eliminated, with the remaining perquisites limited to financial planning/tax preparation assistance and an annual physical examination.

Pay for Performance

We believe that there should be a strong relationship between pay actually received and corporate performance (as reflected in both financial results and stock price), and our executive compensation program reflects this belief. Specifically, it has been our practice to provide a significant portion of each executive officer’s TDC opportunity in the form of an annual cash incentive opportunity and stock option grants. An increasing emphasis is placed on these variable components of the TDC opportunity as the level of responsibility of the executive officer’s position increases, although we have no specific policies governing the allocation of the TDC opportunity among these components. The following chart illustrates for each continuing named executive officer the allocation of fiscal 2011 target TDC between base salary, annual cash incentive and stock options (based on their grant date fair value):

We have historically allocated a significant portion of the annual TDC opportunity to stock options, a long-term equity-based component whose ultimate value to our employees is purely a function of stock price appreciation. In recent years, however, the decrease in our company’s stock price has made it impossible to issue stock option awards with grant date fair values comparable to the values associated with option awards in prior years without incurring levels of shareholder dilution and share usage under our equity incentive plan that would have been unacceptable to the compensation committee because of the negative effects for our shareholders. As a result, the compensation committee approved option awards to our continuing named executive officers in fiscal years 2009–2011 which, while generally involving larger numbers of shares than in earlier years, had an aggregate grant date fair value less than the corresponding value of awards made to the same individuals in either fiscal 2007 or 2008. The following table summarizes the option awards to the group consisting of our five continuing named executive officers during fiscal 2007–2011:

Fiscal Year	Shares Subject to Aggregate Option Awards (#)	Aggregate Grant Date Fair Value ($)
2011	240,000	580,800
2010	226,000	1,332,496
2009	165,500	335,614
2008	133,500	1,911,018
2007	133,000	1,859,773

The variability of the grant date fair values of option awards in recent years has had a significant impact on the target TDC of our named executive officers from year to year. This has particularly been the case for our chief executive officer, Mr. Fortun, for whom variations in the grant date fair value of option awards have accounted for the vast majority of the year-to-year variations in target TDC. The graph below shows the target TDC for Mr. Fortun during each of the last five fiscal years. The lower target TDC for each year in the fiscal 2009–2011 period as compared to fiscal 2007 and 2008 reflects the decision by the compensation committee that it would not issue stock option awards with grant date fair values comparable to those in fiscal 2007–2008 while the company’s stock price remains severely depressed. At the same time, however, the compensation committee also recognized the importance of recognizing the efforts of Mr. Fortun and other members of management to respond to extraordinarily challenging industry and economic conditions by providing option awards involving larger numbers of shares. For Mr. Fortun, the number of option shares awarded increased by 15,000 from fiscal 2008 to 2009 and by 10,000 shares from fiscal 2009 to 2010, and did not change from fiscal 2010 to 2011.

Given the nature of the variable compensation components, the actual compensation paid out under the annual cash incentive plan or realizable through the exercise of vested stock options can and does vary significantly from targeted compensation levels. Whether and to what degree the company and its divisions achieve their pre-established financial and operational performance goals under the annual cash incentive plan, and the degree to which the company’s stock price appreciates, if at all, together determine the degree to which compensation that is actually realized or realizable corresponds to targeted compensation amounts. When we surpass performance objectives, our executives are rewarded accordingly through the operation of these variable components, but when we fall short of our objectives, compensation actually received decreases correspondingly.

As an example, the following table shows that the actual TDC received and receivable by our chief executive officer during the past five fiscal years (2007–2011) was only 34.9% of his target TDC for those years. For purposes of this table, target TDC includes (a) base salary for each year, (b) the target payout under the annual cash incentive plan for each year, and (c) the grant date fair value of the stock option awards received during the five-year period. On the other hand, actual TDC for the five-year period includes (a) base salary for each year, (b) the actual amounts received under the annual cash incentive plan for the five-year period, and (c) the in-the-money value as of the last day of the five-year period of exercisable stock options granted during the five-year period.

Time Period	CEO Target TDC	CEO Actual TDC	CEO Actual TDC as Percentage of CEO Target TDC
Fiscal 2007–2011	$9,101,033	$3,175,036	34.9%

Market Competitiveness Review

We use the Radford Global Technology and Global Life Sciences Surveys as our primary sources of market information about executive compensation practices because they reflect compensation practices in the technology and life sciences industries. We also include the Towers Watson Report on Top Management Compensation in our annual market review to add a perspective of the broader manufacturing labor market. In utilizing these surveys, we focus primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys is used to inform the compensation committee’s decisions. This includes decisions on base salary, annual cash incentive, long-term equity incentives and allocations between these three components of total direct compensation. The compensation committee does not establish specific compensation parameters for each position based on the survey data.

Management Involvement in Compensation Process

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation. The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentive for the chief executive officer and the chairman of the board are presented to the independent directors for approval. The compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval.

Use of Consultants

Historically, our compensation committee has not used outside compensation consultants, but has chosen to use a variety of tools and resources, including regular updates at their scheduled meetings, to assure that the committee members are well informed on current issues and trends related to executive compensation. During fiscal 2010, the compensation committee engaged Towers Watson to assist in the preparation of the 2011 Equity Incentive Plan that was approved by shareholders at the January 2011 annual meeting, and such work continued into early fiscal 2011.

Base Salary

Annual base salaries are set by the compensation committee early in each fiscal year after giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position; the individual’s experience; individual performance in areas such as leadership, strategic contributions and execution of responsibilities; the company’s financial position; and restructuring and cost reduction efforts.

In the first quarter of fiscal 2011, our compensation committee approved base salaries for our named executive officers for fiscal 2011. As part of this process, the compensation committee’s market competitiveness review took into consideration the compensation practices of smaller revenue companies than has been the case in the past, reflecting the company’s decrease in annual revenues during the past several years. Based on this review, the compensation committee determined that Mr. Fortun’s base salary should be decreased by 5%, that Mr. Penn’s and Mr. Schaefer’s base salaries should remain unchanged, that Mr. Radloff’s base salary should be increased by 6.4% in light of his promotion to chief financial officer, and that Ms. Pautz’s base salary should be increased by 13.3% in light of her promotion to vice president. At the time, Ms. Skarvan’s base salary was also increased by 5% in light of her promotion to senior vice president.

Annual Cash Incentive

An annual cash incentive target amount, expressed as a percentage of base salary, was established by the compensation committee for each named executive officer in the first quarter of fiscal 2011 and is set forth in the second column of the table below. These percentages were unchanged from the previous fiscal year for each named executive officer other than Ms. Pautz and Ms. Skarvan, whose percentages were increased to reflect their recent promotions, and were set by the compensation committee giving consideration to the responsibilities of each position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company.

In structuring the annual cash incentive plan for fiscal 2011, the compensation committee sought to utilize performance measures that would be related to both the near- and long-term success of the company and the value provided to our shareholders. The fiscal 2011 annual cash incentive plan incorporated both corporate financial measures and divisional strategic and financial measures. The corporate financial measures for fiscal 2011 were the achievement of positive Earnings Before Taxes (“EBT”) during specified portions of the fiscal year and the level of free cash flow (“FCF”) achieved during the fiscal year. The allocation of each named executive officer’s annual cash incentive opportunity for fiscal 2011 among these performance measures is set forth in the last four columns of the following table.

		Percentage of Annual Cash Incentive Dependent on Achievement of:
Name	Incentive Target Amount as % of Base Salary	Corporate EBT Goal	Corporate FCF Goal	Disk Drive Components Division Goals	BioMeasurement Division Goals
Wayne M. Fortun	100%	20%	30%	40%	10%
David P. Radloff	40%	20%	30%	40%	10%
Richard J. Penn (1)	60%	20%	30%	(1)	(1)
R. Scott Schaefer	50%	20%	30%	50%	—
Connie L. Pautz	40%	20%	30%	40%	10%
Kathleen S. Skarvan (2)	60%	20%	30%	50%	—

(1)	Mr. Penn was President of the BioMeasurement Division until March 11, 2011, at which time he was named President of the Disk Drive Components Division. The 50% portion of Mr. Penn’s annual cash incentive for fiscal 2011 that was dependent on achievement of divisional goals was wholly attributable to the achievement of BioMeasurement Division goals for the period prior to March 11, 2011, and to the achievement of Disk Drive Components Division goals on and after that date.

(2)	Ms. Skarvan was President of the Disk Drive Components Division until her resignation from that position effective March 11, 2011.

Achievement of threshold performance with respect to any performance measure would ordinarily result in a payout of 50% of the target payout allocated to that performance measure, while meeting or exceeding the specified maximum level of performance with respect to any performance measure would ordinarily result in a payout of 200% of the target payout allocated to that performance measure. Performance between the specified threshold, target and maximum levels would ordinarily result in a proportionate payout between the indicated payout levels. Payouts for above target level performance on divisional performance measures could not, however, exceed target level unless at least target level performance was achieved on both corporate financial measures.

Recognizing the challenges presented by difficult industry conditions, the level of investments necessary to improve our competitive position and market share, and the likelihood that the company would report a loss for all of fiscal 2011, the compensation committee established EBT performance levels that called for the achievement of positive EBT during periods of varying length during the latter part of the fiscal year. The compensation committee included the FCF measure in fiscal 2011 to ensure appropriate focus on actions necessary to improve our free cash flow. For these purposes, our “free cash flow” for any fiscal period is defined as the cash provided by (used for) our operating activities minus the amount of our capital expenditures, each as shown in our consolidated statements of cash flows for the applicable period. The following table summarizes the fiscal 2011 corporate financial goals and the company’s actual performance:

	Performance Level			Actual Performance
Performance Measures	Threshold	Target	Maximum
Earnings Before Taxes (EBT)	Positive in Q4	Positive in Qs 3&4	Positive in Qs 2,3&4	No positive EBT
Free Cash Flow (FCF)	$10 million	$20 million	$30 million	$(16) million

The two equally weighted strategic and financial measures selected by the compensation committee for the Disk Drive Components Division for fiscal 2011 consisted of reductions in per unit production costs and specified milestones related to the startup of our manufacturing facility in Thailand. The measures selected for the BioMeasurement Division for fiscal 2011 involved the division’s annual revenue (accounting for 40% of divisional goals) and operating loss (30% of divisional goals), and the number of medical centers using the division’s products at fiscal year-end (30% of divisional goals). These measures were selected and the related goals established because of their importance not only to performance in fiscal 2011, but also to the longer-term success of the respective divisions. The compensation committee believes that the difficulty of achieving the specified divisional goals during fiscal 2011 was comparable to the difficulty of achieving the corporate financial goals. The only divisional goal achieved for fiscal 2011 related to the startup of the Thailand manufacturing facility, which resulted in a target level payout on that performance measure. As a result, annual cash incentive payouts to the named executive officers for fiscal 2011 were as follows:

Name	Incentive Amount Paid ($)	Incentive Amount Paid as % of Target Incentive
Wayne M. Fortun	113,051	20.0%
David P. Radloff	20,000	20.0%
Richard J. Penn	27,431	12.5%
R. Scott Schaefer	38,605	25.0%
Connie L. Pautz	13,600	20.0%
Kathleen S. Skarvan	—	0%

Although the compensation committee retains the authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company, no such adjustments were made for fiscal 2011.

Long-Term Equity Incentive

We have historically used stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

Our annual option granting process begins with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within the technology industry and guidelines published by institutional investors and proxy advisory services. The compensation committee decreased the pool of shares available for option awards to all employees in fiscal 2011 to approximately 3.4% of the shares outstanding at the beginning of the fiscal year from the 4.2% level used in fiscal 2010. The number of option shares awarded for fiscal 2011 remains at or below the 50th percentile level of annual run rates for companies in the technology industry and within guidelines published by proxy advisory services.

Once the size of the available option pool is determined, management then develops recommended percentage allocations of the total shares available for the annual grants to each of four employee groups to assure that we are consistent with market practices for distributing our long-term equity incentives among our executive officers, director-level employees, middle managers and non-management key contributors. Recommended option grants to individuals within each group are based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provides option grant recommendations to the compensation committee for review and approval. The chief executive officer’s option grant is determined by the compensation committee. All annual option grants for employees are approved by the compensation committee at its last regularly scheduled meeting of each calendar year. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make awards to employees other than executive officers.

The following table summarizes option awards during the past three fiscal years to our continuing named executive officers, and is provided to assist in distinguishing the grant date fair value of these awards as reported in the Summary Compensation Table on page 26 from the realizable value of those awards at the most recent fiscal year-end (“Intrinsic Value at 9/25/11”). No named executive officer exercised any stock option during the past three fiscal years:

Name	Options Awarded Fiscal 2009–2011 (# shares)	Cumulative Grant Date Fair Value ($)	Intrinsic Value at 9/25/11 ($) (1)
Wayne M. Fortun	290,000	1,017,000	(730,700)
David P. Radloff	56,000	184,106	(126,800)
Richard J. Penn	150,000	539,780	(392,100)
R. Scott Schaefer	90,000	332,260	(243,900)
Connie L. Pautz	45,500	175,764	(133,265)
Kathleen S. Skarvan (2)	140,000	519,180	—

(1)	Represents the difference between the market value of a share of the company’s common stock on September 25, 2011 ($2.00) and the exercise price of the option.

(2)	Ms. Skarvan resigned from her position as President of the Disk Drive Components Division effective March 11, 2011, and her employment with the company ended on May 11, 2011. In connection with the termination of her employment, all of her unvested option awards were forfeited and all of her vested option awards expired unexercised at the end of the three-month post-termination exercise period.

Severance and Change in Control Arrangements

We have entered into severance and change in control agreements with several of the company’s officers and other key employees, including the continuing named executive officers. These agreements generally provide for payments of severance benefits and health insurance premiums to an executive if the executive’s employment with the company is terminated by the company without cause or by the executive for “good reason,” in either case within 24 months of a change in control of the company or a division of the company. Payments and benefits available under these agreements and the company’s severance pay plan are described more fully beginning on page 31. The compensation committee believes these severance and change in control agreements are important as a recruitment and retention device, are an important part of a competitive overall compensation program for the executives involved, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing the executives to focus their undivided attention on advancing the interests of the company and its shareholders.

Stock option awards made prior to January 30, 2008 will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it would provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

Stock option and any other equity-based awards made on or after January 30, 2008 provide for “double trigger” treatment in the event of a change in control, meaning that if the award continues in place after the change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction. The compensation committee believes this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. The compensation committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

The severance and change in control agreements described above are, however, limited to the degree necessary to avoid making such payments and benefits subject to the excise tax on “parachute payments” under the Code.

Ownership Guidelines

Our board of directors believes that directors and executive officers of the company should have a significant equity interest in the company, and has established stock ownership guidelines to encourage share ownership. The guidelines as amended by our board of directors in October 2011 specify that each covered individual should hold shares of our common stock equal in value to at least the amount specified in the following table:

Leadership Position	Value of Shares
Non-employee director	5x annual cash retainer as board member
Chief executive officer	5x annual base salary
Chief financial officer, chief technology officer and senior vice presidents	2x annual base salary
Vice presidents	1x annual base salary

Individuals subject to the guidelines are expected to hold a minimum of 50% of net profit shares from option exercises and 100% of the net profit shares from any other equity-based awards until they satisfy the ownership guidelines. Shareholdings are valued for these purposes based on the greater of (i) the closing price of our common stock as of the most recent fiscal year end, or (ii) the acquisition value of the shares (the purchase price of shares that have been purchased or the taxable value of shares received through an equity-based compensation award). As of the end of fiscal 2011, Messrs. Fortun, Green, Huffer, Monahan and Verhage had stock holdings sufficient to meet the guidelines as they currently exist. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Compensation Actions Taken for Fiscal 2012

In the first quarter of fiscal 2012, our compensation committee approved base salaries, annual cash incentive plan target payout percentages and performance goals, and equity-based compensation awards for our named executive officers for fiscal 2012. The structure of the annual cash incentive plan for fiscal 2012 is similar to the structure used in fiscal 2011, including the use of earnings before taxes and free cash flow as the corporate financial measurements.

The equity-based compensation awards approved included both stock options and time-based restricted stock units, reflecting the compensation committee’s view that introducing restricted stock units to the mix of long-term equity-based incentives will enhance the retentive and motivational aspects of those incentives at a time when we are focused on long-term strategic initiatives to return our company to profitability.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

William T. Monahan, Chair Martha Goldberg Aronson Russell Huffer

Compensation Risk Assessment

To determine the level of risk arising from our compensation policies and practices, the company conducted a risk assessment and evaluation process in November 2010 that involved representatives of the company’s human resources, finance and internal audit functions, as described in the proxy statement for the Annual Meeting of Shareholders held in January 2011. The risk assessment and evaluation examined the compensation programs applicable to our employees generally, including our named executive officers, and included consideration of factors such as the participants involved, the alignment of the programs with the company’s goals and objectives, the incentives the programs provide, and whether the programs represent an appropriate mix of compensation elements. The findings were reviewed by senior management prior to being reviewed and discussed with the compensation committee.

Based upon this assessment, we concluded at that time that our compensation policies and practices do not encourage excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. The compensation committee revisited this assessment in June 2011 to determine whether any additional risks should be identified and addressed. Based on its review, we reaffirmed our initial conclusion that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

The compensation program for our executive officers is designed to avoid providing incentives for excessive or unnecessary risk taking. The base salary component of our compensation program does not encourage risk taking because it is a fixed amount. Our annual and long-term incentive awards include the following risk-limiting characteristics:

•	annual incentive awards to executive officers are subject to a fixed maximum payout ranging between 80% and 200% of the officer’s base salary;

•	annual incentive awards are subject to a variety of indicators of company-wide and business unit performance, thereby diversifying the risk associated with any single performance indicator;

•

the degree of difficulty in annual cash incentive plan goals established by the compensation committee and board is influenced by their consideration of factors such as the board of directors’ longer-term expectations for earnings growth;

•	the compensation committee and board must approve all incentive awards and payouts for executive officers, and retain the discretion to adjust awards or payouts if they believe circumstances warrant;

•	long-term equity incentive awards vest over multiple years to align the interests of executive officers with long-term shareholder interests; and

•	executive officers are subject to stock ownership guidelines, described above, which are reviewed annually.

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2011, 2010 and 2009 by our “named executive officers,” who are the chief executive officer, the chief financial officer, the next three most highly compensated individuals who were serving as executive officers of our company on September 25, 2011, the last day of our 2011 fiscal year, and one additional individual who would have been among the three most highly compensated executive officers if she had still been serving in that capacity on September 25, 2011.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wayne M. Fortun President and Chief Executive Officer	2011 2010 2009	571,553 588,465 573,800	241,630 589,600 185,400	113,051 — —	18,408 51,665 25,018	945,902 1,229,730 784,218

David P. Radloff Vice President and Chief Financial Officer	2011 2010	246,844 201,188	72,489 94,336	20,000 —	9,625 8,403	348,706 303,927

Richard J. Penn (5) Senior Vice President and President of the Disk Drive Components Division	2011 2010 2009	365,747 361,884 353,462	132,897 324,280 82,400	27,431 — —	14,549 28,546 21,830	540,624 714,710 457,692

R. Scott Schaefer Vice President and Chief Technology Officer	2011 2010 2009	308,838 305,556 292,430	84,571 206,360 41,200	38,605 — —	10,152 11,208 19,448	442,166 523,124 353,078

Connie L. Pautz Vice President of Human Resources	2011	165,786	48,326	13,600	10,035	237,410

Kathleen S. Skarvan (5) Former Senior Vice President	2011 2010 2009	197,164 291,884 284,595	132,897 324,280 61,800	— — —	455,054 23,328 25,974	785,115 639,492 372,369

(1)	The “Salary” column presents the base salary earned during each of the applicable fiscal years. The amounts shown reflect the 5% reductions in base salaries that went into effect in May 2008 and January 2009 and the partial reinstatement that went into effect in December 2009 as discussed earlier under the caption “Compensation Discussion and Analysis.”

(2)	The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2011, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2011. Unvested stock options held by Ms. Skarvan were forfeited upon her termination of employment on May 11, 2011, and vested options expired after a three-month post-termination exercise period.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2011 include the following:

Name	Company Contribution to 401(k) Plan ($)	Car Allowance ($) (a)	Financial Planning Assistance ($) (b)	Executive Physical ($) (b)	Travel Stipend ($) (c)	Severance ($) (d)	Total ($)
Wayne M. Fortun	1,413	12,000	995	—	4,000	—	18,408
David P. Radloff	625	9,000	—	—	—	—	9,625
Richard J. Penn	914	12,000	1,500	135	—	—	14,549
R. Scott Schaefer	772	9,000	380	—	—	—	10,152
Connie L. Pautz	425	9,000	610	—	—	—	10,035
Kathleen S. Skarvan	—	7,846	1,365	—	6,000	439,843	455,054

(a)	The amounts shown for the car allowance represents a cash payment to cover automobile expenses.

(b)	The amounts shown for financial planning assistance and executive physicals are determined by the amounts paid to third-party providers.

(c)	The amounts shown for travel stipends reflect payments made to officers who choose to fly coach class on customer or supplier visits to Asia. Per company policy, such a traveler receives the lower of 50% of the difference between the coach class ticket and a business class ticket or $2,000.

(d)	See “Potential Payments Upon Termination or Change in Control” on page 31 of this proxy statement for more information about severance payments.

(5)	Mr. Penn was our Senior Vice President and President of the BioMeasurement Division, and Ms. Skarvan was our Senior Vice President and President of the Disk Drive Components Division, until March 11, 2011. Ms. Skarvan’s resignation from her position was effective on March 11, 2011, at which time Mr. Penn was appointed Senior Vice President and President of the Disk Drive Components Division. Ms. Skarvan remained an employee of the company and was paid her annual salary through May 11, 2011.

Grants of Plan-Based Awards

For services during fiscal 2011, the named executive officers received two types of plan-based awards: (a) stock option awards granted on December 1, 2010 under the 1996 Incentive Plan, and (b) an award under our annual cash incentive plan, which was paid in the first quarter of fiscal 2012.

Option Awards Under the 1996 Incentive Plan

Option awards granted under the 1996 Incentive Plan during fiscal 2011 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the participant’s options will immediately vest and become fully exercisable, and will remain exercisable for three years after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If a participant’s employment ends for any reason other than death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends.

In the event of a merger or consolidation involving our company, the compensation committee may replace outstanding options with replacement options relating to the stock of the surviving or acquiring corporation (or its parent), or with shares of the surviving or acquiring corporation (or its parent) with a fair market value equal to the aggregate spread of the options being replaced. If no such replacement is made, or in the event of our dissolution, liquidation or sale of substantially all of our assets, the compensation committee may declare that each option will be canceled at the time of the triggering event. In connection with such a declaration, the exercisability of each option will be accelerated. Upon a change in control of our company, each outstanding option granted before January 30, 2008 will become immediately exercisable in full.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2011 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved corporate financial goals. Forty percent of the corporate financial goal was based on pre-established EBT objectives during specified portions of fiscal 2011, and the remaining 60% was based on pre-established objectives for our FCF achieved during fiscal 2011.

The other 50% of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2011 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic and financial goals. The 50% of the annual cash incentive opportunity that was based on the achievement of divisional goals was broken down as follows: the opportunity was allocated as 80% for the Disk Drive Components Division goals and 20% for the BioMeasurement Division goals for each of Mr. Fortun, Mr. Radloff and Ms. Pautz; the opportunity was based entirely on the achievement of our Disk Drive Components Division goals for each of Mr. Schaefer and Ms. Skarvan; and for Mr. Penn the opportunity was based entirely on the achievement of our BioMeasurement Division goals for the early portion of the fiscal year during which he was president of that division and entirely on the achievement of Disk Drive Components Division goals for the remainder of the fiscal year.

The company did not meet the corporate goals for fiscal 2011 and met only one of the strategic goals for the Disk Drive Components Division, resulting in the payouts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The following table summarizes stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2011:

Grants of Plan-Based Awards in Fiscal 2011

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Wayne M. Fortun	—	8,479	565,255	1,130,510	—	—	—
	12-1-10	—	—	—	100,000	3.03	241,630
David P. Radloff	—	1,500	100,000	200,000	—	—	—
	12-1-10	—	—	—	30,000	3.03	72,489
Richard J. Penn	—	16,459	219,448	438,896	—	—	—
	12-1-10	—	—	—	55,000	3.03	132,897
R. Scott Schaefer	—	15,442	154,419	308,838	—	—	—
	12-1-10	—	—	—	35,000	3.03	84,571
Connie L. Pautz	—	1,020	68,000	136,000	—	—	—
	12-1-10	—	—	—	20,000	3.03	48,326
Kathleen S. Skarvan (7)	—	18,600	186,000	372,000	—	—	—
	12-1-10	—	—	—	55,000	3.03	132,897

(1)	These columns present possible payouts under the annual cash incentive plan for fiscal 2011. Actual amounts paid to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance was achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.

(3)	Target amounts represent a percentage of each named executive officer’s base salary at the time of grant: 100% for Mr. Fortun, 40% for Mr. Radloff, 60% for Mr. Penn, 50% for Mr. Schaefer, 40% for Ms. Pautz, and 60% for Ms. Skarvan.

(4)	Maximum amounts represent 200% of each named executive officer’s target amount.

(5)	The exercise price of options awarded during fiscal 2011 was the closing sale price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.

(6)	Represents the grant date fair value of options awarded during fiscal 2011 computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2011.

(7)	Ms. Skarvan was not eligible to receive a payout under her annual cash incentive plan award because her employment terminated before the end of the fiscal year.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 25, 2011. The equity awards consist solely of stock options granted under the 1996 Incentive Plan.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Wayne M. Fortun	11-28-01	50,000	—	21.64	11-28-11
	11-20-02	50,000	—	24.77	11-20-12
	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	40,000	—	27.46	11-30-15
	11-29-06	75,000	—	23.05	11-29-16
	11-28-07	75,000	—	26.21	11-28-17
	12-3-08	45,000	45,000	3.03	12-3-18
	12-2-09	—	100,000	7.35	12-2-19
	12-1-10	—	100,000	3.03	12-1-20

Total		415,000	245,000

David P. Radloff	11-28-01	5,770	—	21.64	11-28-11
	11-20-02	5,730	—	24.77	11-20-12
	11-19-03	4,520	—	32.38	11-19-13
	12-1-04	5,000	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	10,000	—	23.05	11-29-16
	11-28-07	10,000	—	26.21	11-28-17
	12-3-08	5,000	5,000	3.03	12-3-18
	12-2-09	—	16,000	7.35	12-2-19
	12-1-10	—	30,000	3.03	12-1-20

Total		52,020	51,000

Richard J. Penn	11-28-01	11,380	—	21.64	11-28-11
	11-20-02	15,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	30,000	—	23.05	11-29-16
	11-28-07	30,000	—	26.21	11-28-17
	12-3-08	20,000	20,000	3.03	12-3-18
	12-2-09	—	55,000	7.35	12-2-19
	12-1-10	—	55,000	3.03	12-1-20

Total		147,430	130,000

R. Scott Schaefer	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,500	—	27.46	11-30-15
	11-29-06	14,500	—	23.05	11-29-16
	11-28-07	14,500	—	26.21	11-28-17
	12-3-08	10,000	10,000	3.03	12-3-18
	12-2-09	—	35,000	7.35	12-2-19
	12-1-10	—	35,000	3.03	12-1-20

Total		111,050	80,000

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Connie L. Pautz	11-28-01	3,410	—	21.64	11-28-11
	11-20-02	3,540	—	24.77	11-20-12
	11-19-03	2,960	—	32.38	11-19-13
	12-1-04	3,275	—	32.77	12-1-14
	11-30-05	3,500	—	27.46	11-30-15
	11-29-06	3,500	—	23.05	11-29-16
	11-28-07	4,000	—	26.21	11-28-17
	12-3-08	2,750	2,750	3.03	12-3-18
	12-2-09	—	20,000	7.35	12-2-19
	12-1-10	—	20,000	3.03	12-1-20

Total		26,935	42,750

Kathleen S. Skarvan (2)	—	—	—	—	—

(1)	Each currently unvested stock option will vest and become exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant.

(2)	Ms. Skarvan’s outstanding stock options were exercisable for three months following her termination of employment to the extent that they were exercisable immediately prior to such termination. All of her stock options were forfeited as of August 11, 2011. Accordingly, Ms. Skarvan did not have any outstanding stock options as of September 25, 2011.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2011.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management. Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change.

The severance pay plan provides that each of the chief executive officer, chief financial officer, chief technology officer and divisional presidents will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months.

The severance pay plan provides that each vice president will receive a lump sum severance payment equal to (a) one times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for six months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for six months.

Different tiers of benefits are provided to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Severance and Change in Control Agreements

All of our named executive officers are party to a severance and change in control agreement pursuant to which he or she will be eligible to receive specified payments and benefits if our company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with our company for good reason, within 24 months following a “change in control event.” Under the agreement, a “change in control event” generally means the occurrence of any of the following:

•	any person becomes the beneficial owner of 50% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors on the effective date of the agreement or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated;

•	our shareholders approve a complete liquidation or dissolution of our company; or

•	the sale, discontinuation or disposition of all or substantially all, or a material portion of, the business or assets of a division to which such key employee was assigned.

A change in control event will not, however, occur in connection with a transaction described if 50% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits to which the officer would otherwise be entitled under the company’s severance pay plan in connection with such a termination of employment.

The severance and change in control agreements entered into with the chief executive officer, chief financial officer, chief technology officer and divisional presidents provide for a lump sum payment in the event of such a termination of employment equal to (a) two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 24 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

The severance and change in control agreements entered into with each vice president provide for a lump sum payment in the event of such a termination of employment equal to (a) 1.5 times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 18 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

Equity Incentives

Under the 1996 Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, a stock option will remain exercisable for a certain period of time after the date employment ends only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends.

For option awards made prior to January 30, 2008, the 1996 Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The 1996 Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced. Under the 1996 Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the 1996 Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated; or

•	our shareholders approve a complete liquidation or dissolution of our company.

A change in control will not, however, occur in connection with a transaction described if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the 1996 Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax on “parachute payments” under the Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the 1996 Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

None of our named executive officers held equity awards granted under the 2011 Incentive Plan at of the end of fiscal 2011, but the termination of employment and change in control provisions of that plan and of the agreements for awards that have since been granted are the same as those provided under the 2006 Incentive Plan as it was amended in 2008.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Estimated Payments That Would Have Been Made to Messrs. Fortun, Radloff, Penn and Schaefer and Ms. Pautz

The compensation amounts shown below are estimates of the amounts that would have become payable to each named executive officer employed by our company on September 25, 2011, the last day of our most recent fiscal year, if his or her employment had terminated on such date. The calculations for severance in connection with a change in control assume that the change in control and severance both occurred on the last day of the fiscal year.

Name	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
Wayne M. Fortun
Severance Pay Plan (1)	972,598	—	—
Severance and Change in Control Agreement (2)	—	1,716,569	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	972,598	1,716,569	—

David P. Radloff
Severance Pay Plan (1)	410,134	—	—
Severance and Change in Control Agreement (2)	—	630,757	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	410,134	630,757	—

Richard J. Penn
Severance Pay Plan (1)	591,414	—	—
Severance and Change in Control Agreement (2)	—	981,667	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	591,414	981,667	—

R. Scott Schaefer
Severance Pay Plan (1)	502,191	—	—
Severance and Change in Control Agreement (2)	—	772,752	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	502,191	772,752	—

Connie L. Pautz
Severance Pay Plan (4)	190,963	—	—
Severance and Change in Control Agreement (5)	—	346,072	—
Acceleration under 1996 Incentive Plan (3)	—	—	—

Total	190,963	346,072	—

(1)	Lump sum payment equal to 1.5 times annual base salary; average annual cash incentive payout for fiscal 2009, 2010 and 2011; and 12 months of medical and dental insurance premiums.

(2)	Lump sum payment equal to two times annual base salary, target annual cash incentive amount for fiscal 2011, and 24 months of medical and dental insurance premiums.

(3)	The value of the acceleration is equal to the difference between the fair market value of our stock on September 25, 2011 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 23, 2011, the last trading day of the fiscal year) and the exercise price of each unvested option. All of the unvested options were underwater at that point.

(4)	Lump sum payment equal to one times annual base salary; average annual cash incentive payout for fiscal 2009, 2010 and 2011; and six months of medical and dental insurance premiums.

(5)	Lump sum payment equal to 1.5 times annual base salary, target annual cash incentive amount for fiscal 2011, and 18 months of medical and dental insurance premiums.

Payments Made to Ms. Skarvan Upon Termination of Her Employment in Fiscal 2011

Upon the termination of Ms. Skarvan’s employment on May 11, 2011, she received a payment under the severance pay plan. As a former senior vice president, her payment under the plan was calculated as 1.5 times her annual base salary ($465,005); the average annual cash incentive payment she had received for fiscal 2008, 2009 and 2010 ($0); and 12 months of medical and dental insurance premiums ($15,362). Pursuant to the terms of the severance pay plan, the gross amount of Ms. Skarvan’s payment was reduced by the amounts the company paid to Ms. Skarvan to satisfy its obligations under the Worker Adjustment and Retraining Notification Act, or WARN Act. The amounts paid to Ms. Skarvan under the WARN Act equaled $54,712, which represents the amount of salary paid between her resignation as senior vice president, which was effective on March 11, 2011 and her termination of employment on May 11. The amounts paid under the WARN ACT are reflected in the “Salary” column of the Summary Compensation Table.

The lump sum paid to Ms. Skarvan upon termination of her employment was $439,843, which includes amounts paid under the severance pay plan as calculated above, as well as a mobile phone payment of $1,278 and $12,910 for accrued vacation. This lump sum payment is reflected in the “All Other Compensation” column of the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 25, 2011 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	3,782,018	(1)	15.446	2,799,888	(2)

Equity Compensation Plans Not Approved by Securityholders	—		—	72,252	(3)

Total	3,782,018			2,872,140

(1)	Reflects securities to be issued under the 1996 Incentive Plan and 2011 Incentive Plan.

(2)	Includes securities available for future issuance under the 2011 Incentive Plan other than upon the exercise of an outstanding option.

(3)	Includes securities available for future issuance under the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan, through which our non-employee directors can elect to receive some or all of the retainer payments to which they are entitled in the form of shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10% of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file on a timely basis during fiscal 2011 any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 25, 2011, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011 for filing with the SEC.

Audit Committee:

Thomas R. VerHage, Chair
Mark A. Augusti
Frank P. Russomanno

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2011, including financial statements, and a letter to our shareholders are being mailed with this proxy statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Material from the organization holding the account. The Notice contains instructions on how to access our proxy material on the Internet and vote your shares over the Internet and how to request a paper or e-mail copy of our proxy material, including our Annual Report on Form 10-K for fiscal 2011 and the letter to shareholders.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2011 may do so without charge by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

Peggy Steif Abram
Secretary

Dated: December 13, 2011

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

January 25, 2012

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on January 25, 2012.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at:

www.htch.com/proxymaterials

•	the Company’s Notice of Annual Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011;

•	the form of Proxy Card;

•	the Letter to Shareholders; and

•	directions to the Annual Meeting.

Hutchinson Technology Incorporated 40 West Highland Park Drive NE Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 25, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 4 and for “1 YEAR” for Item 3.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun and Russell Huffer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Annual Meeting and all adjournments.

(Continued on other side)

Hutchinson Technology Incorporated
Shareowner Servicessm P.O. Box 64945, St. Paul, MN 55164-0945	COMPANY #

There are three ways to vote your proxy.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET – http://www.eproxy.com/htch/ – QUICK EASY IMMEDIATE
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 24, 2012.

•  Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE – TOLL FREE – 1-800-560-1965 – QUICK EASY IMMEDIATE
• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 24, 2012.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.

You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet or telephone, please do not mail your proxy card

òPlease detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and a Vote of “1 YEAR” for item 3.

1. Election of directors:	01 Mark A. Augusti	06 William T. Monahan	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02 Wayne M. Fortun	07 Frank P. Russomanno
	03 Martha Goldberg Aronson	08 Philip E. Soran
	04 Jeffrey W. Green	09 Thomas R. VerHage
05 Russell Huffer

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote on executive compensation	☐ For	☐ Against	☐ Abstain

3. Advisory vote on the frequency of votes on executive compensation	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2012 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND FOR “1 YEAR” FOR PROPOSAL 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.